Exhibit 10.35
Amendment to the
Rocky Brands, Inc.
Agreement with J. Michael Brooks (dated April 16, 1985)
Background
A.	Rocky Brands, Inc. (the “Company”) has entered into a Retirement Agreement with J. Michael Brooks (the “Employee”) dated April 16, 1985 (the “Retirement Agreement”).

B.	Section 18 of the Retirement Agreement provides for the amendment of the Retirement Agreement if both the Employee and the Company execute such amendment.

C.	The Company desires to amend the Retirement Agreement to bring it into compliance with final regulations issued by the United States Treasury Department under Section 409A of the Internal Revenue Code of 1986, as amended, regarding the timing of payments of severance amounts and other deferred compensation.
Amendment
1.	The following sentence is added after the last sentence in Section 5:
Notwithstanding any provision of this Section 5 to the contrary, if the Company determines that the Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Employee shall not be entitled to any payments under Section 5 of this Agreement that otherwise would cause the Employee to incur any additional tax or interest under Section 409A of the Code, until the earlier of (i) the date which is six months after the date that the Employee’s separation from service with the Company, or (ii) the date of the Employee’s death.
2.	Section 9 of the Retirement Agreement is amended and restated as follows:
In the event that the Company becomes insolvent or dissolves or otherwise ceases to do business before the time in which the Employee shall have received all payments specified in this Agreement, the Employee shall be entitled to the cash surrender value of the policy of insurance described in the attached Exhibit “C,” but only to the extent that such cash surrender value is grandfathered and exempt from Section 409A of the Code.
3.	The remainder of the Retirement Agreement shall remain unchanged.

IN WITNESS WHEREOF, the Company and the Employee have caused this Amendment to be executed effective December 22, 2008.

Rocky Brands, Inc.
By:	/s/ James E. McDonald
James E. McDonald, Executive Vice President
and Chief Financial Officer

J. Michael Brooks
/s/ J. Michael Brooks
Employee